                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                 TCF Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5) Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     (3) Filing Party:

        ------------------------------------------------------------------------
     (4) Date Filed:

        ------------------------------------------------------------------------

                           TCF-Registered Trademark-

                           TCF FINANCIAL CORPORATION
                        801 MARQUETTE AVENUE, SUITE 302
                             MINNEAPOLIS, MN 55402
                                 (612) 661-6500

                                             March 17, 1997

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of TCF Financial Corporation ("TCF Financial" or "TCF") which will be held at the Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, on April 23, 1997, at 10:00 a.m. local time.

    At the Annual Meeting you will be asked to elect five directors to the Board; to ratify the Board's choice of independent public accountants; and to increase the number of authorized shares of TCF Financial common stock from 70,000,000 to 140,000,000.

    Your vote is important, regardless of the number of shares you own. On behalf of the Board, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting. If you receive more than one proxy card, because you have multiple accounts with TCF Financial common stock, please complete, sign, date and return each proxy card so that all your shares will be voted. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

                                          Sincerely,

                                          /s/ William A. Cooper

                                          William A. Cooper
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                           TCF-Registered Trademark-

                           TCF FINANCIAL CORPORATION
                        801 MARQUETTE AVENUE, SUITE 302
                             MINNEAPOLIS, MN 55402
                                 (612) 661-6500

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 23, 1997

                            ------------------------

TO THE STOCKHOLDERS OF TCF FINANCIAL CORPORATION

    The Annual Meeting of Stockholders (the "Annual Meeting") of TCF Financial Corporation ("TCF Financial" or "TCF") will be held at the Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, on Wednesday, April 23, 1997, commencing at 10:00 a.m. local time for the following purposes:

    1.  To elect five directors;

    2. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the fiscal year ending December 31, 1997; and

    3. To approve an increase in the number of authorized shares of TCF Financial common stock from 70,000,000 to 140,000,000.

    Only holders of record of TCF Financial common stock at the close of business on March 7, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    Whether or not you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed proxy card and mail it promptly. Should you attend the Annual Meeting, you may revoke your proxy and vote in person. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                                          By Order of the Board of Directors

                                          /s/ William A. Cooper

                                          William A. Cooper
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

Minneapolis, Minnesota

March 17, 1997

                           TCF-REGISTERED TRADEMARK-
                           TCF FINANCIAL CORPORATION
                        801 MARQUETTE AVENUE, SUITE 302
                             MINNEAPOLIS, MN 55402
                                 (612) 661-6500

    The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of TCF Financial Corporation ("TCF Financial", "TCF" or the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 23, 1997, commencing at 10:00 a.m., Central Time, at the Marriott City Center Hotel, Minneapolis, Minnesota, and any adjournment thereof. The principal executive offices of TCF are located at the address set forth above.

    PURPOSES OF MEETING. The purposes of the Annual Meeting are to consider and vote upon: (a) election of five directors; (b) ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the fiscal year ending December 31, 1997; and (c) approval of an increase in the number of authorized shares of Common Stock from 70,000,000 to 140,000,000; and (d) any other matters as may properly come before the Annual Meeting.

    SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE. The close of business on March 7, 1997 has been fixed by the Board as the record date (the "record date") for the determination of holders of common stock of TCF Financial, par value $.01 per share, ("TCF Common Stock") entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. At the close of business on the record date, there were 34,585,254 shares of TCF Common Stock outstanding and entitled to vote, held by approximately 9,000 holders of record. Each share of TCF Common Stock entitles the holder thereof to one vote on each matter to be submitted to TCF stockholders at the Annual Meeting.

    VOTE REQUIRED. A quorum, consisting of a majority of the voting power of the issued and outstanding TCF Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before any action may be taken at the Annual Meeting. Assuming a quorum is present, a plurality of the votes present in person or represented by proxy at the Annual Meeting is necessary for the election of directors and a majority of such votes is necessary for ratification of KPMG Peat Marwick LLP as independent public accountants. A majority of the voting power of the issued and outstanding TCF Common Stock is necessary to approve the increase in the number of authorized shares of TCF Common Stock from 70,000,000 to 140,000,000. Abstentions are counted as shareholders present, for purposes of the quorum requirement, but are not counted as voting in favor of the proposals. As of December 31, 1996, the directors of TCF and executive officers of TCF and its affiliates in the aggregate beneficially owned and are entitled to vote 5,263,437 outstanding shares or 15.1% of the outstanding shares of TCF Common Stock.

    VOTING; SOLICITATION AND REVOCATION OF PROXIES. A proxy card for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board. Any TCF stockholder executing a proxy card may revoke it at any time before it is voted by filing with the Secretary of TCF, at the address of TCF set forth above, written notice of such revocation; by executing a later-dated proxy; or by attending the Annual Meeting and giving notice of such revocation in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy card. Participants voting shares in the TCF Employees Stock Ownership Plan-401(k) will find voting and revocation procedures described in the special proxy card sent to them.

    Each proxy returned to TCF (and not revoked) will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED: (1) FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED IN THIS PROXY STATEMENT; (2) IN FAVOR OF RATIFYING THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF TCF FINANCIAL; and (3) IN FAVOR OF INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 70,000,000 TO 140,000,000. While the Board knows of no other matters to be presented at the

Annual Meeting, if any other matter properly comes before the meeting or any adjournment thereof, all proxies returned to TCF will be voted on any such matter in accordance with the judgment of the proxy holders.

    BENEFICIAL OWNERSHIP OF TCF COMMON STOCK. See "Election of TCF Directors -- Securities Ownership of TCF Directors, Executive Officers and Significant Stockholders."

                                   PROPOSAL 1
                           ELECTION OF TCF DIRECTORS

INFORMATION ON DIRECTORS AND NOMINEES

    The Restated Certificate of Incorporation (the "Certificate") of TCF Financial provides that the Board shall be divided into three classes, each to be comprised of as nearly equal a number of directors as possible. The directors of each class are to serve for terms of three years, with one class being elected each year. TCF Financial's Certificate currently provides that the number of directors shall be not fewer than seven or more than twenty-five, with the exact number of directors fixed from time to time by a resolution duly adopted by a majority of the Continuing Directors (as defined) of the Board. The current number of directors on the Board of TCF Financial is fixed at fifteen.

    Stockholders will be asked at the Annual Meeting to elect five directors to serve for three-year terms expiring at the Annual Meeting in the year 2000, or until a successor is elected. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees listed on the following table. All nominees have indicated a willingness to serve if elected. If any nominee becomes unable to serve prior to the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.

                    [This Section Left Blank Intentionally]

                                                                                                   DIRECTOR
NAME                                           POSITION(S) WITH TCF FINANCIAL                 AGE   SINCE*
------------------------------  ------------------------------------------------------------  ---  ---------

                                     NOMINEES FOR ELECTION AS DIRECTORS

CLASS I--TERM EXPIRES 2000
Bruce G. Allbright............  Director                                                      68     1987
Robert J. Delonis.............  Director and Chairman of Great Lakes Bancorp                  45     1995
John M. Eggemeyer, III........  Director                                                      51     1994
Daniel F. May.................  Director                                                      67     1988
William F. Bieber.............  Director                                                      54     1997
                                DIRECTORS WHOSE TERMS DO NOT EXPIRE IN 1997

CLASS II--TERM EXPIRES 1998
Robert E. Evans...............  Director and Vice Chairman                                    61     1990
Luella G. Goldberg............  Director                                                      60     1988
Lynn A. Nagorske..............  Director and President                                        40     1995
Mark K. Rosenfeld.............  Director                                                      51     1995
Ralph Strangis................  Director                                                      60     1991

CLASS III--TERM EXPIRES 1999
Rudy Boschwitz................  Director                                                      66     1991
William A. Cooper.............  Director, Chairman and Chief Executive Officer                53     1987
Thomas A. Cusick..............  Director, Vice Chairman and Chief Operating Officer           52     1988
Thomas J. McGough.............  Director                                                      63     1989
Ronald A. Ward................  Director                                                      52     1993

------------------------

*Does not include service at TCF Bank Minnesota fsb ("TCF Bank Minnesota"), Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes Bancorp") (prior to its acquisition by TCF in 1995), TCF Bank Illinois fsb ("TCF Bank Illinois"), previously Peerless Federal Savings Bank (prior to its acquisition by TCF in 1993), or TCF Bank Wisconsin fsb ("TCF Bank Wisconsin"), previously Republic Capital Bank, F.S.B. (prior to its acquisition by TCF in 1993), all wholly owned subsidiaries of TCF Financial.

    THE TCF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TCF STOCKHOLDERS VOTE FOR THE NOMINEES FOR THE TCF BOARD OF DIRECTORS.

    BACKGROUND OF DIRECTORS. The following discussion sets forth certain information with respect to the persons who are nominees for directors of TCF Financial at the Annual Meeting as well as similar information for the other directors of TCF Financial whose terms do not expire this year. TCF Financial knows of no arrangements or understandings between a director or nominee and any other person pursuant to which he or she has been selected as a director or nominee except that directors Delonis and Rosenfeld were elected to the Board in connection with TCF Financial's acquisition of Great Lakes Bancorp. There is no family relationship between any of the nominees, directors or executive officers of TCF Financial.

    *BRUCE G. ALLBRIGHT was President and a director of Dayton Hudson Corporation from 1987 until his retirement in 1990. Before that, he was Chairman and Chief Executive Officer of Dayton Hudson Corporation's largest division, Target Stores, a major national retailer, since 1984 and was the President and Vice

Chairman of that division prior to that date. Mr. Allbright is also a director of G&K Services, Inc., Hannaford Brothers Company, and Noma Industries. Mr. Allbright has been a director of TCF Financial since its formation in 1987.

    *ROBERT J. DELONIS is Chairman of the Board of Great Lakes Bancorp, a wholly owned subsidiary of TCF Financial. Mr. Delonis has been a director of Great Lakes Bancorp since 1987 and of TCF Financial since 1995, and was Chief Executive Officer of Great Lakes Bancorp from 1992 through 1995. He is Treasurer of Artrain, immediate past Chairman of the Michigan League of Savings Institutions, and past Chairman of Catholic Social Services of Washtenaw County. He has also served as an instructor in real estate finance in the Graduate School of Business Administration at the University of Michigan. Mr. Delonis is a Certified Public Accountant.

    *JOHN M. EGGEMEYER, III is the founder and Chief Executive of Castle Creek Capital, LLC and Belle Plaine Financial, LLC, two companies which together form a merchant banking organization serving the banking industry exclusively. Mr. Eggemeyer also serves as a director of Rancho Santa Fe National Bank and The Enterprise Fund. He has been a director of TCF Financial since 1994 and TCF Bank Illinois fsb ("TCF Bank Illinois") since 1993.

    *DANIEL F. MAY is retired from various executive positions with Republic Airlines. Mr. May has been a director of TCF Financial since 1988. Mr. May is a Certified Public Accountant.

    *WILLIAM F. BIEBER has served as a director of TCF Bank Minnesota since 1995. Mr. Bieber is Chief Executive Officer and owner of Acrometal Companies, Inc., a Minnesota based organization supplying various products to the commercial and industrial marketplace. In addition, Mr. Bieber is the owner and President of Acrometal Management Corporation, and CEO and owner of AcroTech Industries, Inc., a Texas based operation supplying various products and services to the commercial and industrial marketplace. Mr. Bieber is currently a member of the World Presidents' Organization, and the Minnesota Executives' Organization. In addition, he is President of the Board of Directors of Hammer Residences, Inc., and a member of the Dunwoody Institute Board of Trustees and Quast Transfer Board of Directors. Mr. Bieber also has been a past President and Trustee of the Washburn Child Guidance Center and a former cabinet member to the Minneapolis United Way.

    ROBERT E. EVANS has been a director of TCF Financial since 1990, and was elected Vice Chairman of TCF Financial in 1993. Mr. Evans has been a director of TCF Bank Minnesota since 1987 and was elected an Executive Vice President of TCF Bank Minnesota in 1993. He was President and Chief Operating Officer of TCF Bank Minnesota from 1987 to 1993.

    LUELLA G. GOLDBERG has been a director of TCF Financial since 1988. She is an active member of the Board of Directors of several Minnesota corporations and associations. She served as a director of Northwestern National Life Insurance Company from 1976 to 1995, and has been a director of its holding company, Reliastar Financial Corp. (formerly The NWNL Companies, Inc.) since its formation in 1989. She has also been a director of Piper Funds, Inc., Piper Global Funds, Inc., and Piper Institutional Funds, Inc. since 1987, and of a number of related closed-end investment companies since 1988. She has served as a director of Hormel Foods Corporation since 1993. Ms. Goldberg served as Chair of the Board of Trustees of Wellesley College from 1985 to 1993. From July 1993 to October 1993, Ms. Goldberg served as acting President of Wellesley College and now serves as a Trustee Emerita. Ms. Goldberg is also a past Chair of the Minnesota Orchestral Association, and is currently Chair of the University of Minnesota Foundation.

    LYNN A. NAGORSKE was elected President and Chief Executive Officer of TCF Bank Minnesota effective January 1, 1997, and was elected to the Board of TCF Financial in 1995. Before that Mr. Nagorske had been President and Chief Operating Officer of TCF Financial since 1993 (he remains President of TCF Financial). He was the Treasurer (Principal Financial Officer) of TCF Financial since its formation in 1987 to 1995.

------------------------

*Nominee for election at the Annual Meeting

Mr. Nagorske was an Executive Vice President of TCF Bank Minnesota from 1988 until December 1996. Mr. Nagorske also serves as a director for the Science Museum of Minnesota and is Vice President and director for the Mankato State University Foundation. Mr. Nagorske is a Certified Public Accountant.

    MARK K. ROSENFELD is retired Chairman and Chief Executive Officer of Jacobson Stores Inc., a retail specialty department store company based in Jackson, Michigan. He is a director of Jacobson Stores Inc. and Ramco-Gershenson Properties Trust. He has been a director of Great Lakes Bancorp since 1987 and was elected a director of TCF Financial in 1995. He is a former Chairman and now a Trustee of the Michigan Colleges Foundation, and a director and Chairman-elect of the Michigan Retailers Association.

    RALPH STRANGIS is a founding member of the Minneapolis law firm of Kaplan, Strangis and Kaplan, P.A. Mr. Strangis is also a director of Life USA Holding, Inc., Payless Cashways, Inc. and Damark International, Inc. He has been a director of TCF Financial since 1991.

    RUDY BOSCHWITZ is Chairman of Home Valu, Inc., a company he founded. He also served as a United States Senator from the State of Minnesota from 1978 to 1991. He is a director of the Chicago Mercantile Exchange in Chicago, Illinois, and Sunbelt Nurseries, Ft. Worth, Texas. Mr. Boschwitz has been a director of TCF Financial since 1991.

    WILLIAM A. COOPER has been Chairman of the Board of TCF Financial since its formation in 1987. Mr. Cooper has also been Chief Executive Officer of TCF Financial since 1987 and was Chief Executive Officer of TCF Bank Minnesota until 1993. Mr. Cooper serves on the Boards of Directors of the America's Community Bankers, Minnesota Business Partnership, RTW, Inc., The Center for the American Experiment, and the Minnesota Republican Congressional Committee. Mr. Cooper has been a director of TCF Financial since its formation in 1987 and of TCF Bank Minnesota since 1985.

    THOMAS A. CUSICK was elected Chief Operating Officer of TCF Financial effective January 1, 1997, and was elected Vice Chairman of TCF Financial in 1993. Before 1993 he had been President of TCF Financial since its formation in 1987. Mr. Cusick was also elected Chairman of the Board of TCF Bank Minnesota in 1993. Mr. Cusick also served as Chief Executive Officer of TCF Bank Minnesota from 1993 to December 1996. Mr. Cusick is a director of Damark International, Inc., is a past Chairman of the Savings League of Minnesota and is a past member of the Board of Trustees of the College of St. Benedict. Mr. Cusick has been a director of TCF Financial since 1988.

    THOMAS J. MCGOUGH is President of McGough Construction Company, Inc., a Minnesota commercial contractor. Mr. McGough was one of the incorporators of McGough Construction Company. Mr. McGough has been a director of TCF Financial since 1989.

    RONALD A. WARD is certified by the American Board of Oral Surgery and is a retired associate of Oral and Maxillofacial Surgery Associates of Waukesha, Ltd. Dr. Ward had been a director of Republic Capital Group, Inc. ("RCG") from 1987 and of Republic Capital Bank, F.S.B. from 1981 until TCF's acquisition of RCG in 1993. Dr. Ward has been a director of TCF Financial since 1993, and has been a director of TCF Bank Wisconsin since 1993.

    TCF BOARD ACTIONS AND COMMITTEES. The business, property and affairs of TCF Financial are managed by or under the direction of the Board. The Board has established Audit, Personnel/Affirmative Action, and Shareholder Relations Committees. During 1996 these committees of the Board held three, five, and one meetings, respectively. In 1996 the Board met six times. Each director attended at least 75% of the total number of meetings of the Board and of committees on which the director served.

    The Audit Committee is responsible for relations with TCF Financial's internal auditor and independent public accountants, for review of internal auditing functions and controls, and for review of financial reporting policies to assure full disclosure of financial condition and results of operations. The members of the Audit Committee are Messrs. McGough, Boschwitz, Strangis and Ward.

    The Personnel/Affirmative Action Committee is responsible for approving and reporting to the Board on those items delegated to it by the full Board, and to recommend a course of action for those human resource issues requiring full Board approval. This Committee approves affirmative action plans and reviews the adequacy and effectiveness of benefit programs. The Personnel/Affirmative Action Committee also serves as the independent committee which administers and makes awards under the Stock Option and Incentive Plan of TCF Financial, the 1995 Incentive Stock Plan as well as certain other plans. Its members also serve as the Advisory Committee of the TCF Employees Stock Ownership Plan-401(k), which has authority to direct the voting of shares of TCF Common Stock held by the plan to the extent participants in that plan do not furnish voting instructions. The members of the Personnel/Affirmative Action Committee are Messrs. May, Allbright, Strangis and Ms. Goldberg.

    The Shareholder Relations Committee reviews merger and acquisition activities and policies and evaluates alternatives available to TCF Financial to enhance shareholder value. The members of the Shareholder Relations Committee are Messrs. May, Allbright, Eggemeyer and Strangis.

    NOMINATION OF TCF DIRECTORS. The Board acts as a nominating committee for selecting the nominees of the Board for election as directors. The Bylaws of TCF Financial (the "Bylaws") require that stockholder nominations for director be made pursuant to timely notice in writing to the Secretary of TCF Financial. To be timely, notice must be delivered to or mailed and received by the Secretary of TCF Financial not less than 60 days nor more than 90 days prior to an annual meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice, to be timely, must be received by the Secretary not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or on the day on which public disclosure of the date of the meeting was made. A stockholders' notice of nomination must set forth certain information specified in Article II, Section 13, of the Bylaws concerning each person the stockholder proposes to nominate for election and the stockholder giving such notice. The Bylaws provide that no person shall be elected as a director unless nominated in accordance with the procedures set forth in the Bylaws. Public disclosure of the date of the Annual Meeting was made on February 12, 1997 by distribution of a news release. Under the Bylaws, stockholder nominations of directors for the 1997 Annual Meeting were required to have been received on or before February 22, 1997 in order to be timely, and no such nominations were received by TCF Financial by that time.

                    [This Section Left Blank Intentionally]

TCF EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OF TCF FINANCIAL

    The following table sets forth certain information with respect to the executive officers of TCF Financial, or its principal wholly owned subsidiaries TCF Bank Minnesota, TCF Bank Illinois, TCF Bank Wisconsin, and Great Lakes Bancorp, who are not directors of TCF Financial.

                  NAME                    AGE                        PRINCIPAL POSITIONS HELD
----------------------------------------  ---  ---------------------------------------------------------------------
Timothy P. Bailey.......................  41   President and Chief Executive Officer of TCF Bank Wisconsin

Peter Bell..............................  45   Executive Vice President of TCF Financial

William E. Dove.........................  60   Executive Vice President of TCF Financial

Michael B. Johnstone....................  49   President and Chief Executive Officer of TCF Bank Illinois

Mark R. Lund............................  46   Senior Vice President, Assistant Treasurer and Controller (Principal
                                                Accounting Officer) of TCF Financial and TCF Bank Minnesota

Ronald J. Palmer........................  44   Executive Vice President, Chief Financial Officer and Treasurer
                                                (Principal Financial Officer) of TCF Financial and TCF Bank
                                                Minnesota

Gregory J. Pulles.......................  48   General Counsel, Vice Chairman and Secretary of TCF Financial

Mary E. Sipe............................  40   Executive Vice President of TCF Financial

Earl D. Stratton........................  49   Executive Vice President and Chief Information Officer of TCF
                                                Financial

James E. Tuite..........................  61   Executive Vice President of TCF Financial; President and Chief
                                                Operating Officer of TCF Bank Minnesota (Retired January 1, 1997)

Barry N. Winslow........................  49   President and Chief Executive Officer of Great Lakes Bancorp

    The business experience of each of these executive officers during the last five years is as follows:

    TIMOTHY P. BAILEY was named President and Chief Executive Officer of TCF Bank Wisconsin in 1993. Prior to that Mr. Bailey had been Vice President of Commercial Lending/Loan Workouts with TCF Bank Minnesota since 1988.

    PETER BELL was named an Executive Vice President of TCF Financial in 1995, and has been an Executive Vice President of TCF Bank Minnesota since 1994. Prior to that Mr. Bell was an independent consultant for more than five years. Mr. Bell also serves on the Board of Directors of the Center for the American Experiment, CommonBond, Greater Minnesota Housing Fund, and the Johnson Institute. He is also a director and President of TC Rise and the National Institute for Traditional Black Leadership.

    WILLIAM E. DOVE was elected Executive Vice President of TCF Financial in 1996. Before that he was an Executive Vice President and Chief Credit Officer of Great Lakes Bancorp since 1995. He has been an Executive Vice President of TCF Bank Minnesota since 1985 and was the director of Commercial Lending of TCF Bank Minnesota until October 1995. He has been a director of TCF Bank Minnesota since 1995.

    MICHAEL B. JOHNSTONE was elected President and Chief Executive Officer of TCF Bank Illinois in 1995. From 1987 to 1995 he was employed by TCF Bank Minnesota as Executive Vice President of Branch Operations.

    MARK R. LUND was elected a Senior Vice President of TCF Financial in 1994. He has been Assistant Treasurer and Controller (Principal Accounting Officer) of TCF Financial and Assistant Treasurer of TCF Bank Minnesota since 1991 and a Senior Vice President and Controller of TCF Bank Minnesota since 1987. Mr. Lund is a Certified Public Accountant.

    RONALD J. PALMER was elected Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) of TCF Financial and TCF Bank Minnesota in 1995. He was President and Chief Executive Officer of TCF Mortgage Corporation ("TCF Mortgage") since 1992. Prior to that he was Senior Vice President of Citicorp Mortgage, Inc. in St. Louis, Missouri since 1986. Mr. Palmer is a Certified Public Accountant.

    GREGORY J. PULLES has been General Counsel of TCF Financial since its formation in 1987 and Secretary of TCF Financial since 1989. He was elected a Vice Chairman of TCF Financial in 1993. Mr. Pulles has been Executive Vice President of TCF Bank Minnesota since 1989, and was Secretary of TCF Bank Minnesota from October 1989 to 1995. He was also General Counsel of TCF Bank Minnesota from 1985 until 1993.

    MARY E. SIPE has been an Executive Vice President of TCF Financial since 1993. Ms. Sipe has been President of TCF Financial Insurance Agency, Inc. and TCF Financial Insurance Agency Illinois, Inc. since 1989, President of TCF Financial Insurance Agency Wisconsin, Inc. since 1993 and President of TCF Financial Insurance Agency Michigan, Inc. since 1995.

    EARL D. STRATTON was elected Executive Vice President and Chief Information Officer of TCF Financial in 1995. Prior to that he was a Senior Vice President of TCF Financial. Mr. Stratton has been a Senior Vice President of TCF Bank Minnesota since 1985.

    JAMES E. TUITE served as Executive Vice President of TCF Financial from 1993 until his retirement in January 1997. Prior to that he was a Vice President of TCF Financial since 1992. Before his retirement he was also President and Chief Operating Officer of TCF Bank Minnesota since 1993.

    BARRY N. WINSLOW was elected President and Chief Operating Officer of Great Lakes Bancorp in 1995 and was elected Chief Executive Officer of Great Lakes Bancorp in 1996. Prior to that he had been President and Chief Executive Officer of TCF Bank Illinois since 1993. Prior to that he was President of TCF Bank Minnesota -- Illinois Division and a Senior Vice President of TCF Bank Minnesota since 1987.

                    [This Section Left Blank Intentionally]

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TCF's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of TCF Common Stock to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE") initial reports of ownership and reports of changes in ownership of TCF Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish TCF with copies of all Section 16(a) forms they file. To TCF's knowledge, based upon a review of the copies of such reports furnished to TCF and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to TCF's directors, executive officers and greater than 10% beneficial owners were satisfied.

SECURITIES OWNERSHIP OF TCF DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

    The following table sets forth information, as of December 31, 1996 (except as otherwise indicated), regarding the beneficial ownership of TCF Common Stock, which is the only class of voting equity securities outstanding, by each director or nominee for director of TCF Financial and each of the executive officers named on the Summary Compensation Table (the "named executives"), by all such directors, nominees and executive officers of TCF Financial and its significant subsidiaries ("executive officers") as a group, and by each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to TCF Financial to be the beneficial owner of more than 5% of the outstanding common stock of TCF Financial. Including options exercisable within 60 days of December 31, 1996, there were 34,874,275 shares issued and outstanding on December 31, 1996.

                    [This Section Left Blank Intentionally]

                                                                        SHARES            % OF SHARES
NAME OF BENEFICIAL OWNER                                        BENEFICIALLY OWNED (1)   OUTSTANDING (2)
--------------------------------------------------------------  -----------------------  --------------
DIRECTORS AND NOMINEES WHO ARE NOT NAMED EXECUTIVES:
  Bruce G. Allbright..........................................       74,456(4)(8)             (3)
  William F. Bieber...........................................      196,000                   (3)
  Rudy Boschwitz..............................................        8,000                   (3)
  Robert J. Delonis...........................................      111,710(4)(6)             (3)
  John M. Eggemeyer, III......................................        6,930                   (3)
  Luella G. Goldberg..........................................       36,939(8)                (3)
  Daniel F. May...............................................       53,830(4)(8)             (3)
  Thomas J. McGough...........................................       34,958(4)                (3)
  Mark K. Rosenfeld...........................................        7,143(4)                (3)
  Ralph Strangis..............................................       18,268(8)                (3)
  Ronald A. Ward..............................................      124,417                   (3)
  Roy E. Weber................................................      141,142                   (3)
                                                                 ----------
                                                                    813,793                   2.3%

NAMED EXECUTIVES:
  William A. Cooper...........................................      746,536(4)(6)             2.1%
  Thomas A. Cusick............................................      192,838(6)                (3)
  Robert E. Evans.............................................      235,109(4)(6)             (3)
  Lynn A. Nagorske............................................      167,369(5)(6)             (3)
  James E. Tuite..............................................      261,144(6)                (3)
                                                                 ----------
                                                                  1,602,996                   4.6%

All Directors and Executive Officers combined (26 persons,
 including those named above).................................    2,828,614(4)(5)(6)(8)       8.1%

OTHER BENEFICIAL OWNERS:
  Putnam Investments..........................................    2,938,867(7)                8.4%
    One Post Office Square
    Boston, MA 02109
  Advisory Committee of TCF Employees Stock Ownership
   Plan-401(k)................................................    2,466,648(8)                7.1%
   c/o General Counsel,
   TCF Financial Corporation
   801 Marquette Avenue, Suite 302
   Minneapolis, MN 55402

------------------------

(1) All shares are directly owned or exercisable in 60 days, and the person indicated has sole or shared (joint account) voting and dispositive power, except as indicated in the following footnotes. In addition to shares beneficially owned, executive officers held 4,000 options not exercisable within 60 days of December 31, 1996 for an additional .01% of the outstanding common stock of TCF Financial. When added to shares of TCF Common Stock held by the TCF Employees Stock Ownership Plan-401(k) and the TCF Cash Balance Pension Plan, and treating all shares issuable upon exercise of options held by executives and employees as outstanding and owned, the total percentage of shares owned by directors, executive officers and employee benefit plans at December 31, 1996 was 15.3%.

(2) Each amount showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person upon exercise of existing options within 60 days after December 31, 1996.

(3) 1.0% or less.

(4) Includes shares beneficially owned by family members who share the person's household, with respect to which shares the indicated person disclaims any beneficial ownership, as follows: Mr. Allbright, 20,400 shares; Mr. Delonis, 9,002 shares; Mr. May, 900 shares; Mr. McGough, 20,000 shares; Mr. Rosenfeld, 916 shares; Mr. Cooper, 2,120 shares; Mr. Evans, 1,330 shares; and all directors, nominees and executive officers combined, 71,558 shares.

(5) Includes shares which could be purchased upon exercise of existing options within 60 days as follows: Mr. Nagorske, 8,800 shares; and all directors, nominees and executive officers combined, 53,440 shares.

(6) Includes whole shares of TCF Common Stock (vested and unvested) allocated to accounts as of December 31, 1996 in the TCF Employees Stock Ownership Plan-401(k), for which the named executives have shared voting power, as follows: Mr. Cooper, 23,875 shares; Mr. Tuite, 15,799 shares; Mr. Cusick, 17,551 shares; Mr. Evans, 12,541 shares; Mr. Nagorske, 12,619 shares; and all directors, nominees and executive officers combined, 172,255 shares. Whole shares of TCF Common Stock in the trust for the TCF Financial Executive Deferred Compensation Plan, for which the named executives have shared dispositive power, as of December 31, 1996, are also included as follows: Mr. Cooper, 329,359 shares; Mr. Tuite, 119,470 shares; Mr. Cusick, 93,709 shares; Mr. Evans, 108,271 shares; Mr. Nagorske, 51,110 shares; Mr. Delonis, 57,810 shares; and all directors, nominees and executive officers combined, 920,676 shares.

(7) Putnam Investments, Inc. has shared dispositive power with respect to all of the shares and shared voting power with respect to 123,065 shares. Dispositive power is shared with Putnam Investment Management, Inc., an investment adviser subsidiary of Putnam Investments, Inc. with respect to 2,741,007 shares, and is shared with The Putnam Advisory Company, Inc., another investment adviser subsidiary, as to the remaining 197,860 shares.

(8) The Advisory Committee for the TCF Employees Stock Ownership Plan-401(k) has shared voting power with participants of all allocated shares in the Plan. Advisory Committee members disclaim ownership of these shares. Information on the table as to shares beneficially owned by Ms. Goldberg, and Messrs. May, Allbright and Strangis does not include any shares beneficially owned by the Advisory Committee.

                    [This Section Left Blank Intentionally]

EXECUTIVE COMPENSATION

    The following summary compensation table (the "Summary Compensation Table") sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of TCF and the four highest paid executives of TCF whose salary and bonus earned in 1996 exceeded $100,000. The term "LTIP" refers to Long-Term Incentive Plans.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                       ------------------------------------------------------
                                                                                  AWARDS
                                                                       ----------------------------          PAYOUTS
                                            ANNUAL COMPENSATION        RESTRICTED    SECURITIES      ------------------------
                                      -------------------------------    STOCK       UNDERLYING        LTIP
NAME AND                                          SALARY                AWARDS         OPTIONS        PAYOUTS     ALL OTHER
PRINCIPAL POSITION*                     YEAR        (A)     BONUS (A)     (D)            (#)            (C)     COMPENSATION
------------------------------------  ---------  ---------  ---------  ---------  -----------------  ---------  -------------
William A. Cooper,..................       1996  $ 600,000  $ 750,000  $       0(b)             0    $       0    $  54,882(e)
 Director, Chairman of                     1995    600,000    615,000          0(b)             0      184,771       38,466
 the Board and Chief Executive
 Officer                                   1994    500,006    362,504  1,290,000(b)             0      271,517       22,253

Thomas A. Cusick,...................       1996    360,000    450,000          0(b)             0            0       15,552(e)
 Director and Vice Chairman;               1995    360,000    369,000          0(b)             0       56,644       15,338
 Director, Vice Chairman and               1994    298,066    217,500    806,250(b)             0       79,992       10,573
 Chief Executive Officer of
 TCF Bank Minnesota

Robert E. Evans,....................       1996    264,000    330,000          0(b)             0            0       11,957(e)
 Director and Vice Chairman                1995    264,000    270,600          0(b)             0       46,176       11,942
                                           1994    220,008    159,506    483,750(b)             0       73,513        8,029

Lynn A. Nagorske,...................       1996    264,000    330,000          0(b)             0            0       10,271(e)
 Director, President and                   1995    264,000    270,600          0(b)             0       45,315       10,481
 Chief Operating Officer                   1994    220,008    159,506    483,750(b)             0       53,546        7,220

James E. Tuite,.....................       1996    200,004    500,005          0(b)             0            0        8,753(e)
 President of TCF Bank                     1995    200,004    250,005          0(b)             0       45,315        9,210
 Minnesota                                 1994    200,004    250,005    483,750(b)             0       54,687        7,220

------------------------------

*At December 31, 1996.

NOTES TO SUMMARY COMPENSATION TABLE:

(a) Salary shown is for the year in which it was earned. Bonuses are shown for the year in which they were earned. The bonus reported for 1996 (paid in
     1997) was paid entirely in cash and based on the ROA of TCF Financial or TCF Minnesota (See "Incentive Compensation" in the "Report of TCF Personnel/Affirmative Action Committee on Executive Compensation"). The bonuses reported in 1995 and 1994 were also paid entirely in cash and based on the achievement of ROA goals.

(b) There were no restricted stock grants made to the named executives in either 1996 or 1995. The 1994 restricted stock grants were awarded effective March 21, 1994, and are to vest or be forfeited over a period of four to five years from the effective date. Value shown for the shares is the fair market value on the date of grant for the entire award. Vesting of shares is contingent upon TCF meeting certain performance goals. The shares for which the restricted period shall expire on January 1, 1998 are calculated on the basis of the return on average common equity ("ROE") of TCF Financial for each of the fiscal years ending on December 31, 1994, 1995, 1996, and 1997, and the following chart:

                                                                                   SHARES
TCF ROE                                                             VESTING       FORFEITED
----------------------------------------------------------------  -----------  ---------------
Less than 15.0%.................................................          0%    20% of shares
15.0% to 16.5%..................................................         20%
16.6% to 17.5%..................................................         25%
17.6% or more...................................................         33%

   The percentage of shares for which the restricted period ends on January 1, 1999, (if the percentage for January 1, 1998 is less than 100%) shall be calculated by determining the ROE of TCF for the fiscal year ending December 31, 1998 and determining the corresponding percentage for such year from the foregoing chart. In the event that TCF's ROE is less than 15% in 1998, such remaining shares shall be forfeited and returned to TCF. The TCF Financial Personnel/Affirmative Action Committee has approved additional stock grants effective in January 1997. See "Report of TCF Personnel/Affirmative Action Committee on Executive Compensation."

(c) The 1995 amount represents one-third of the stock awards made in lieu of cash bonuses in January 1994 which vested on January 1, 1996 valued at the market value (average of high and low prices) of TCF Common Stock on December 31, 1995. The 1994 amount represents one-third of the bonus stock awards made in January 1993 and January 1994 which vested on January 1, 1995, valued in the same manner on December 31, 1994.

(d) Summary of restricted (unvested) stock holdings at December 31, 1996 (these shares are included in the Securities Ownership Table on page 12 and in the Restricted Stock Awards column shown on the Summary Compensation Table):

                                                        # OF RESTRICTED  VALUE AT DECEMBER
NAME                                                      SHARES HELD        31, 1996*
------------------------------------------------------  ---------------  ------------------
William A. Cooper.....................................        80,000         $3,480,000
Thomas A. Cusick......................................        50,000          2,175,000
Robert E. Evans.......................................        30,000          1,305,000
Lynn A. Nagorske......................................        30,000          1,305,000
James E. Tuite........................................        30,000          1,305,000

    ----------------------------------

    *Based on the closing market price of TCF Common Stock at December 31, 1996 of $43.50 per share.

   The number of restricted shares held represents shares awarded under the 1994 restricted stock grants (footnote (b)). Dividends are paid, at the regular rate for TCF Common Stock, on all shares of restricted stock outstanding.

(e) Represents defined contribution plan (401-(k) supplemental) employer contributions, forfeitures and dividend allocations during 1996 as follows:
    Mr. Cooper, $37,432; Mr. Cusick, $15,552; Mr. Evans, $11,957; Mr. Nagorske, $10,271; and Mr. Tuite, $8,753; and insurance premiums paid for Mr. Cooper in 1996 of $17,450.

    GRANT OF OPTIONS AND STOCK APPRECIATION RIGHTS DURING 1996. There were no stock option grants in 1996 to Mr. Cooper or the other executives named in the Summary Compensation Table. TCF has not at any time awarded Stock Appreciation Rights ("SARs"), therefore there are no SARs outstanding.

    OPTION EXERCISES IN 1996 AND VALUE OF OUTSTANDING OPTIONS AT DECEMBER 31, 1996. The following table shows stock options that were exercised during 1996 by the five executives named on the Summary Compensation Table and the number and value of options still held at December 31, 1996. The value of options exercised during the year is determined as the difference between the market value of TCF Common Stock and the exercise price of the option on the date of exercise. The value of unexercised options is determined as the difference between the market value of TCF Common Stock and the exercise price at the end of 1996.

                     OPTION EXERCISES IN 1996 AND VALUE OF
                    OUTSTANDING OPTIONS AT DECEMBER 31, 1996

                                                          NUMBER OF
                                                         SECURITIES
                                                         UNDERLYING           VALUE OF
                                                         UNEXERCISED         UNEXERCISED
                                                         OPTIONS AT         IN-THE-MONEY
                                                      DECEMBER 31, 1996      OPTIONS AT
                         SHARES                              (#)          DECEMBER 31, 1996
                       ACQUIRED ON        VALUE       -----------------   -----------------
NAME                  EXERCISE (#)      REALIZED       VESTED/UNVESTED     VESTED/UNVESTED
--------------------  -------------   -------------   -----------------   -----------------
William A. Cooper           43,756    $   1,146,543                0/0    $            0/0
Thomas A. Cusick                 0                0                0/0                 0/0
Robert E. Evans             21,400          629,365                0/0                 0/0
Lynn A. Nagorske            16,662          497,734            8,800/0           330,286/0
James E. Tuite              49,566        1,390,309                0/0                 0/0

    REPRICING OF OUTSTANDING STOCK OPTIONS. TCF has not at any time engaged in the repricing of stock options.

    LONG-TERM INCENTIVE PLAN AWARDS FOR THE YEAR ENDED DECEMBER 31, 1996. There were no long-term incentive plan awards in 1996.

    TCF FINANCIAL EXECUTIVE DEFERRED COMPENSATION PLAN AND SENIOR OFFICER DEFERRED COMPENSATION PLAN. TCF has two plans which offer eligible executives an opportunity to defer payment of all or a portion of their incentive compensation, if any, and up to 100% of their yearly salary, until termination of employment. Employees eligible to participate in the Executive Deferred Compensation Plan (the "Executive Deferred Plan") are employees of TCF Financial and its affiliates who are considered "executive officers" subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, including the five named executives. Deferrals of salary or incentive compensation are credited to a separate deferred compensation account for each participating employee maintained by each participating employer which is credited with earnings or losses measured by the earnings or losses of investments deemed to be selected by the employee. TCF Financial and the other participating employers have also established a trust (commonly known as a "rabbi" trust) to accumulate assets for payment of liabilities under the Executive Deferred Plan when they come due and contributed to it amounts equal to the amounts employees have deferred from their compensation. The trustee invests the assets of the trust in the same manner as the deemed investments of the Executive Deferred Plan in order to match the trust's assets as closely as possible to the liabilities of the Executive Deferred Plan. The trustee is authorized to borrow funds from TCF Financial in addition to unaffiliated lending institutions. Distributions from the Executive Deferred Plan will commence within 30 days after the employee's termination of employment, and are paid over a period of 15 years or fewer after termination of employment. Employees eligible for the Senior Officer Deferred Compensation Plan ("Senior Officer Deferred Plan") are generally employees of TCF Financial or any of its direct or indirect subsidiaries who are senior officers of TCF Financial or who hold the office of President or Executive Vice President of a subsidiary bank or President of a direct or indirect subsidiary of TCF Financial. The terms of the Senior Officer Plan are the same as the Executive Deferred Plan, except that borrowing is not permissible in the Senior Officer Deferred Plan.

    THE TCF CASH BALANCE PENSION PLAN. The TCF Cash Balance Pension Plan (the "Pension Plan") was adopted effective September 1, 1990, by the Board of Directors of TCF Bank Minnesota as an amendment and restatement of a predecessor plan, which had been in effect for the benefit of eligible employees since July 1, 1947. Benefits accrued before September 1, 1990 under various formulas, with the last such formula providing a benefit at retirement equal to 50% of final average pay reduced by 50% of Social Security benefits, pro-rated based on service. Participants in the Pension Plan since its amendment in 1990 to a "cash balance" formula receive monthly allocations to their accounts in the Pension Plan equal to a percentage of covered pay that year determined on the basis of each participant's age plus years of service. The allocation percentages range from 2.5% to 7.5%. Accounts are credited with interest quarterly at a rate tied to 30-year Treasury notes. The benefit for each participant is the sum of the monthly accrued benefit (if any) at September 1, 1990 under the prior pension plan formula (which was "frozen" at September 1, 1990 and does not increase based on compensation or years of service after that date) and the monthly benefit accrued thereafter under the cash balance formula. In addition to the Pension Plan, the executives named in the Summary Compensation Table participate in a Supplemental Employee Retirement Plan ("SERP") which remedies certain specified limitations on benefits that can be provided through the Pension Plan to executives. The benefits provided under the SERP are equal to the benefits that would be provided under the Pension Plan in the absence of limitations under Sections 401(k)(3), 401(m)(2), 414(s), 415, 402(g), 401(a)(5), and
401(a)(17) of the Internal Revenue Code (the "Code"), reduced by benefits actually provided under the Pension Plan. Also, two of the executives named in the table have individual supplemental pension agreements which provide benefits based on the prior pension plan formula. The annual annuity benefit payable starting at normal retirement age (age 65) as accrued through December 31, 1996 under the Pension Plan, the SERP, and the supplemental agreement for the executives named in the Summary Compensation Table is as follows: Mr. Cooper, $80,106; Mr. Cusick, $38,536; Mr. Evans, $84,751; Mr. Nagorske, $28,529; and Mr.
Tuite, $82,194.

    CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT. TCF Financial entered into an employment agreement with William A. Cooper effective July 1, 1996 through December 31, 1999. This agreement supersedes a prior employment agreement which expired on June 30, 1996. The agreement is for a period to and including December 31, 1999, or until Mr. Cooper's earlier removal, death or permanent disability. However, effective January 1, 1998 and each January 1 thereafter it renews automatically for an additional year unless one party notifies the other party of its intention not to renew. The agreement provides for a base salary of not less than $600,000 annually. In the event of Mr. Cooper's removal "without cause" or a termination effected by Mr. Cooper for "good reason" (as defined in the agreement), and not due to death or disability, his salary and annual incentives will be continued for three years and he will receive a lump sum payment of the value of any options or stock grants forfeited as a result of the termination. In the event of a termination by the Company for any reason other than "without cause", or by Mr. Cooper for other than "good reason" (but not a termination after a change in control), Mr. Cooper is subject to non-competition and non-solicitation restrictions for one year thereafter. Mr. Cooper's employment agreement also includes certain severance arrangements in the event of a termination of employment other than for "cause" (as defined) within 24 months after a change in control (as defined). See "Change in Control and Termination Arrangements."

    CHANGE IN CONTROL AND TERMINATION ARRANGEMENTS. The Personnel/Affirmative Action Committee and the Board have adopted special severance agreements with certain executive officers, including Mr. Cooper. The severance agreements for executives other than Mr. Cooper take effect in the event of a change in control of TCF Financial and provide payments to the executive in the event of a termination of employment within 18 months after the change in control and other than on account of death, disability, cause (as defined) or voluntary resignation (as defined). These agreements generally provide for payment of a lump sum equal to two times the executive's annual compensation plus the value of stock options and restricted stock forfeited as a result of the termination of employment, as well as continuation of medical, group life and group long-term disability plans for 24 months at the same cost to the executive as for an active employee. The agreement with Mr. Cooper provides that in the event of any termination other than for "cause" within 24 months after a change in control, including a voluntary termination by Mr. Cooper, the Company will pay Mr. Cooper a lump sum cash payment equal to three times his base salary and three times his average annual incentive payment for the preceding three calendar years as well as the cash value of any options or stock grants which he is precluded from receiving as a result of the termination. In addition, in the event the payment of these amounts triggers an excise tax under Section 4999 of the Code, the Company will pay Mr. Cooper a tax "gross up" intended to make him whole after the payment of the excise tax and income taxes related to the tax gross-up payment. If the employment of the executives named in the Summary Compensation Table had been terminated on December 31, 1996 pursuant to a change in control of TCF, the named executives would have been entitled to receive the following amounts: Mr. Cooper, $10,383,699; Mr. Cusick, $2,210,471; Mr. Evans, $1,532,357; Mr. Nagorske, $1,988,589 and Mr. Tuite, $1,198,314.

COMPENSATION OF TCF DIRECTORS

    In 1996 each non-employee director ("outside director") who served on the board of TCF Financial was entitled to a cash retainer fee of $20,000 per year and a fee of $700 for each board meeting attended and $300 for each committee meeting attended ($500 for committee chairpersons) of TCF Financial. Non-employee directors who served on boards of both TCF Financial and a subsidiary bank were not entitled to receive an additional retainer for service on the bank board, but were entitled to receive regular per meeting fees authorized by that bank for outside directors.

    The foregoing cash fees for directors will be the same in 1997. In addition, in October 1991 a program was approved (and renewed in 1994) under which 1,000 shares of TCF Common Stock are distributed to each outside director of TCF Financial after each fiscal year in which TCF Financial's ROE exceeds a stated percentage determined from time to time by the Board. Pursuant to this program, shares were distributed in January 1997 because TCF's ROE exceeded the stated percentage in 1996. In April 1996, TCF shareholders approved a new directors stock grant program under which new directors of TCF Financial (and directors whose prior award has fully vested) will receive an award of restricted stock generally equal in value to three times the total amount of his or her annual retainer fee. The number of shares is computed based on the stock price (average of high and low) on the day of the meeting. Vesting will occur over a minimum of three years, and is based on the attainment of a 15% ROE or other goal established each year by TCF Financial. Any restricted shares outstanding will vest upon occurrence of a change in control, which shall be deemed to have occurred if (a) a "person" as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") is or becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of securities of TCF Financial representing thirty percent (30%) or more of the combined voting power of TCF Financial's then outstanding securities; or (b) during any period of two (2) consecutive years there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board or as new directors whose nomination for election by TCF Financial's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or (c) the shareholders of TCF Financial approve a merger or consolidation of TCF Financial with any other corporation, other than a merger or consolidation which would result in the voting securities of TCF Financial outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of TCF Financial or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of TCF Financial approve a plan of complete liquidation of TCF Financial or an agreement for the sale or disposition by TCF Financial of all or substantially all TCF Financial's assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.

    Directors are allowed to defer payment of any or all cash fees until retirement from the Board. A plan has been adopted which provides that deferred fees will be invested in TCF Common Stock. A retirement benefit is provided for outside directors with five or more years of service on the Board (including service with TCF Bank Minnesota). For five through nine years of service, the retirement benefit is 10% per year of service of the base fee paid in the last year of service as a director, and it is paid for a period equal to the director's years of service. For directors with ten or more years of service, the retirement benefit is equal to the full amount paid as a base fee in the director's last year on the Board and it is paid for a period equal to the director's years of service. The plan includes vesting in the event of a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Personnel/Affirmative Action Committee in 1996 were Daniel F. May, Bruce G. Allbright, Luella G. Goldberg and Ralph Strangis. None of these individuals is an executive officer, employee or former employee of TCF. The law firm of Kaplan, Strangis and Kaplan, P.A., of which Mr. Strangis is a member, was retained by and rendered service to TCF Financial in 1996, for an amount which was not greater than 5% of TCF Financial's or the firm's annual gross revenues. TCF believes that the terms and conditions of its relationship with Kaplan, Strangis and Kaplan, P.A. are as favorable as those that could be obtained from arm's length negotiations with unassociated third parties.

    During 1996, Capital City Travel, Inc. ("Capital") provided certain travel related services to TCF (including its subsidiaries). The fees and commissions received by Capital were approximately $77,000. Such charges did not exceed 5% of Capital's gross revenues. Grace Strangis, the spouse of Ralph Strangis, is an officer, director and stockholder of Capital.

REPORT OF TCF PERSONNEL/AFFIRMATIVE ACTION COMMITTEE ON EXECUTIVE COMPENSATION

    The Personnel/Affirmative Action Committee of the Board (the "Committee") is comprised entirely of directors who are not and have not at any time in the past been executive officers of TCF or any subsidiary of TCF. The Committee is responsible for ensuring that compensation for executives is consistent with the stated compensation philosophy of TCF, for recommending executive compensation proposals to the Board for approval and for awarding stock options and restricted stock grants.

    The general process by which the Committee makes executive compensation decisions is as follows: The Committee annually evaluates the performance of TCF's Chief Executive Officer, William A. Cooper, and the other four executives named in the Summary Compensation Table. The Committee considers and approves salary, incentive programs and stock awards for a given year in December of the preceding year and in January of that year. The final deliberations prior to setting annual salaries and awarding incentives are made without the presence of Mr. Cooper or any other affected executives, and may or may not include consultation with an independent professional consultant, according to what the Committee determines is appropriate. In determining what to approve, the Committee takes into account results of a peer group study provided to the Committee, proposals from the Chief Executive Officer, opinions of an independent professional consultant (if requested), the TCF Philosophy of Compensation set forth later in this Report and any other pertinent information which is brought before it. The peer group used in this study is the same as the peer group in the TCF Comparative Stock Performance chart that follows this report. In 1997 TCF will expand its peer group to include all banks and thrifts with between $5 billion and $10 billion in assets. The Committee does not assign specific weights to or otherwise specifically use measures of corporate performance when designing or approving executive compensation arrangements, but it does consider the overall level of executive compensation and performance of TCF relative to its peer group.

    The peer group study the Committee used in setting 1996 executive compensation indicated that TCF's performance ranked first in the peer group while TCF's total executive compensation (salary, bonus and other compensation) ranked second highest in the peer group. The Committee incorporates specific measures of corporate performance in the incentive arrangements and stock awards for executives, as described later in this Report.

    The Committee and Board have adopted a Philosophy of Compensation and have designed the compensation system around this philosophy. The Philosophy of Compensation is as follows:

        1. TCF believes that the compensation system should attract and retain experienced, highly qualified bankers.

        2. TCF believes in pay for performance based on specific written financial goals and objectives. Total executive compensation should have a large component of incentive compensation based on performance. Incentive compensation should be at risk, i.e., payment should be based on performance.

        3. TCF believes that executive compensation should have both a short-term (annual) and a long-term orientation, both as to the amount and form of payment.

        4. TCF believes that executive compensation levels should be measured by a comparison to peers as well as other factors such as specific individual contributions.

        5. TCF believes that the overall compensation level of TCF Executive Management should parallel the overall performance of TCF as compared to its peers, i.e., top performance results in top levels of compensation, lower performance results in lower levels of compensation.

        6. TCF believes that executive compensation should result in TCF Executive Management having a significant investment in TCF Common Stock.

        7. TCF believes that the incentive compensation system should be designed to encourage TCF Executive Management to defer and invest incentive compensation.

    SALARIES. Mr. Cooper's salary is determined under the terms of an employment contract which allows (but does not require) base salary to be increased annually. Salaries of the other named executives are reviewed annually. The Committee does not use any specific business or performance factors in making annual salary determinations. In determining salaries the Committee takes into account the results of the peer group study provided to the Committee. The study the Committee reviewed in determining 1996 salaries indicated TCF's performance ranked first in the peer group while TCF's executive salaries ranked second in the peer group.

    INCENTIVE COMPENSATION 1994-96 PLAN. The Committee and the Board approved in 1994 a three-year program under which the incentive compensation of Mr. Cooper and the other four named executives (as well as certain other executives) is determined in a range from 0% to 125% of base salary depending in each case solely on the attainment of the Return on Average Assets ("ROA") achieved by TCF (or, for Mr. Tuite, the ROA achieved by TCF Bank Minnesota). ROA is computed under the TCF performance-based policy. The following chart summarizes the ROA ranges and corresponding bonuses (ROA achievement between stated goals results in prorated bonuses):

TCF ROA                                                  1.0%       1.1%       1.2%       1.3%       1.4%
-----------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Corresponding Bonus (% of base salary)...............        35%        50%        75%       100%       125%

    The Committee has decided to qualify the ROA-based annual incentive payable to Mr. Cooper, and to any other executive officer whose compensation might exceed the Code Section 162(m) limitation in a calendar year, as "performance-based" within the meaning of Section 162(m) of the Code, starting with incentives earned for the 1996 calendar year. As a result, the determination of ROA for Mr. Cooper's bonus was based on the definition of ROA set forth in the performance-based incentive policy. During the quarter ended September 30, 1996, federal legislation was enacted which mandated that all institutions insured by the Savings Association Insurance Fund ("SAIF") would be charged a specified portion of the one-time special assessment necessary to recapitalize the insurance fund. The amount of the one-time assessment for TCF Financial was $21.7 million (after tax). This assessment was excluded from the calculation of ROA for TCF Financial pursuant to the performance-based policy's definition of "net income" and not by Committee discretion. Mr. Cooper was the only executive subject to the performance-based incentive policy for 1996.

    TCF's ROA (excluding the SAIF assessment referred to above) for 1996 was 1.56%, which exceeds the 1.4% ROA goal set by the Committee. TCF Bank Minnesota's ROA for 1996 was 2.03%, which exceeds the 1.4% ROA goal set by the Committee. The incentives awarded to Mr. Cooper and the other named executives for 1996 performance under the 1994-96 ROA-based incentive plan, expressed as a percentage of salary, totaled 125% each. No targets, goals or requirements were waived by the Committee in determining the incentive compensation to be paid. ROA targets are also established as the basis for incentive compensation at TCF's subsidiary banks.

    INCENTIVE COMPENSATION 1997 PLAN. In January 1996, a committee of the Board qualifying as "independent" for purposes of Section 162(m) of the Code approved the TCF Performance-Based Compensation Policy for Covered Executive Officers (the Policy). The Policy was approved by shareholders at the annual meeting of shareholders in April 1996. Under the Policy, the committee of independent directors can establish performance goals for payment of incentive compensation to certain executive officers. The Policy applies to the Chief Executive Officer, Mr. Cooper. In addition, the Policy allows the Committee to identify each year as many as four other executive officers, who were on the last day of the previous taxable year among the four highest compensated executive officers. The Chief Executive Officer and any other individuals selected for participation under the Policy shall be considered "Covered Executive Officers." The maximum award that may be made under the Policy for a calendar year to the Chief Executive Officer is 2% of TCF Financial's "Net Income", as defined by the Policy. The maximum award that may be made under the Policy for a calendar year for other Covered Executive Officers (per person) is 1% of TCF Financial's Net Income. All incentive compensation awarded to each Covered Executive Officer pursuant to the Policy will be deductible by TCF Financial for federal income tax purposes in accordance with Code Section 162(m).

    Pursuant to its authority under the Policy, in 1996 the Committee and the Board approved another incentive compensation program which is similar to the program approved in 1994. The new program will be based on ROA targets reached at year end 1997, and the bonus will be paid in 1998. Under this program the incentive compensation of Mr. Cooper and the other four named executives will continue to be based on ROA goals. The amount of the incentive ranges from 0% to 200% of base salary depending in each case on the ROA achieved by TCF, as follows:

TCF ROA                                               LESS THAN 1.25%       1.25%     1.30%     1.40%
--------------------------------------------------        -------          -------   -------   -------
Corresponding Bonus (% of base salary)............                   0%       25%       50%       75%

                                                                                      GREATER THAN OR EQUAL TO

TCF ROA                                              1.50%     1.60%     1.70%                  1.80%

--------------------------------------------------  -------   -------   -------                -------

Corresponding Bonus (% of base salary)............     100%      125%      150%                            200%


    These ranges were established by the Committee based on the ROA data for 1996 for banks and thrifts between $5 billion and $10 billion in assets, with the floor ROA of 1.25% (below which no incentive is earned) being set at the level roughly equivalent or slightly above the average ROA for this group, as adjusted for extraordinary and other one time items. The bonus percentage will be calculated, in the case of ROA achievement which falls between goals, by interpolation as follows: The amount by which the ROA achievement exceeds the goal shall be divided by the amount between the ROA goal exceeded and the next ROA goal. The result will be stated in the form of a percentage which shall be multiplied by the total percentage points between ROA goals. The result will be added to the bonus percentage corresponding to the ROA goal that was exceeded. TCF's ROA is computed based on the definition in TCF's performance-based policy approved by shareholders in 1996.

    The Committee intends that TCF's incentive plan for 1997 will be a "performance-based" plan within the meaning of Section 162(m) of the Code.

    STOCK OPTIONS. TCF has not awarded stock options to Mr. Cooper or any of the named executives since 1991. The Committee also does not plan to award any stock options to any of the named executives in the future, as long as the stock grant program described in the following paragraphs is in effect.

    1994 RESTRICTED STOCK GRANTS. Awards of restricted stock grants were made to Mr. Cooper and the four other named executives effective March 21, 1994 in amounts approximately equal in value to three times their then current salary. The Committee considered, among other factors, the amount and terms of other restricted stock grants before making these awards. Specifically, the Committee reviewed the number of shares granted to the executives under a stock grant program in 1991 and decided to award somewhat fewer shares in 1994 because the market value of TCF Common Stock had increased since 1991. The awards were made in consideration of services in 1993 as well as future services and performance. Vesting of these stock awards will occur in January 1998, subject in general to continuing employment through that date, in a percentage determined on the basis of the Return on Average Equity ("ROE") of TCF for each of the fiscal years 1994-97, under the following schedule:

TCF ROE                                                                VESTING    SHARES FORFEITED
-------------------------------------------------------------------  -----------  ----------------
Less than 15.0%....................................................          0%      20% of shares
15.0% to 16.5%.....................................................         20%
16.6% to 17.5%.....................................................         25%
17.6% or more......................................................         33%

    In the event that any part of the stock award is not vested, and has not been forfeited, by January 1998, the remainder will vest or be forfeited on January 1, 1999 under the schedule above, subject in general to continuing employment through that date. ROE will be computed on the basis of after-tax earnings, excluding extraordinary gains and losses and other non-recurring items and adjusted to reflect charges related to mergers and acquisitions, at the discretion of the Committee, and divided by average total common equity. For 1996, TCF's adjusted ROE was 20.22%, therefore the vesting percentage achieved for that year under the chart set forth above was 33%. The vesting percentages achieved for 1995 and 1994 were 33% also, resulting in a cumulative vesting percentage through the end of 1996 of 99% (although actual vesting will not occur until January 1, 1998, subject in general to continuing employment with TCF through that date).

    1997 RESTRICTED STOCK GRANTS. Awards of restricted stock grants were made to Mr. Cooper and the four other named executives effective January 1, 1997 in amounts approximately equal in value to five times their current salary. These awards were made in consideration of services in 1996 as well as future services and performance. Vesting of a percentage of these stock awards will occur on January 1, 2002 provided in general that the award recipient remains employed by TCF Financial (or an affiliated company) through that date.

Such percentage shall be the sum of the percentages determined from the following table for each of TCF Financial's fiscal years ending on December 31, 1997, 1998, 1999, 2000 and 2001 based on the ROE of TCF Financial for each of such fiscal years:

                                                            THEN THE PERCENTAGE
                                                           EARNED FOR SUCH FISCAL
IF TCF'S ROE FOR A FISCAL YEAR IS                                 YEAR IS           FORFEITURE
--------------------------------------------------------  ------------------------  -----------
Less Than 15.00%........................................        not-applicable             20%
Greater Than or Equal to 15.00%, Less Than or Equal to
 17.50%.................................................                   20%
Greater Than 17.50%, Less Than or Equal to 20.00%.......                   25%
Greater Than 20.00%.....................................               33 1/3%

    All stock not vested as of January 1, 2002 shall not vest and the shares will be forfeited. Once a percentage is earned or lost, it may not thereafter be lost or re-earned. Percentages shown are calculated against the total grant. The total of the vesting percentages may not exceed 100%. ROE will be computed pursuant to TCF's performance-based policy.

    SARS/REPRICING OF OPTIONS. The Committee has not awarded any stock appreciation rights ("SARs") to date and has no intention to do so. TCF has also not engaged in any repricing of options.

    COMPENSATION OF MR. COOPER. Mr. Cooper's salary has been increased effective January 1, 1997 to $700,000 (see SALARIES, earlier in this report). The Committee has approved an ROA-based incentive program to be in effect in 1997. Under this incentive program Mr. Cooper may receive annual cash bonuses of 0% to 200% of base pay, depending on TCF's ROA for 1997. (See INCENTIVE COMPENSATION 1997 PLAN earlier in this report). Mr. Cooper's bonus for 1996 was 125% of base pay. The amount of his bonus was determined on the basis of TCF's 1996 ROA performance, determined pursuant to TCF's performance-based policy. No targets, goals or requirements were waived by the Committee in determining the amount of Mr. Cooper's bonus paid in 1997. Mr. Cooper was awarded a grant of 40,000 shares (doubled to 80,000 shares by TCF's stock split in November 1995) of restricted stock effective as of March 21, 1994, under the 1994 Restricted Stock Grant program described earlier in this Report. These shares will vest no earlier than January 1, 1998, subject to performance-related and, in general, continuing employment vesting requirements. Mr. Cooper was also awarded a grant of 101,000 shares of restricted stock effective as of January 1, 1997, under the 1997 Restricted Stock Grant program described earlier in this report. A percentage of these shares will vest January 1, 2002, subject to performance-related and, in general, continuing employment vesting requirements. We encourage shareholders to refer to the earlier sections of this report for details on these programs, and in particular the performance-related and other requirements that they incorporate.

    $1 MILLION COMPENSATION CAP. There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes established by the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"). The Committee qualified the ROA-based annual incentive program, the 1994 Restricted Stock Award and the 1997 Restricted Stock Award as "performance-based" awards for purposes of the Budget Act, and TCF stockholders approved this designation at last years annual meeting. The Committee intends that in the event superior performance results in compensation exceeding the limitation, even after the performance-based incentives are excluded, that any amounts over the limitation will be deferred.

    The Committee believes that its current compensation philosophy has served TCF stockholders fairly, as demonstrated by the linkage of executive pay to performance-related goals and the return to TCF stockholders relative to that of the S&P 500 Index, the SNL Thrift Index and a TCF-selected group of industry peers.

    The Committee plans to continue the same compensation philosophy for the foreseeable future. By the Personnel/Affirmative Action Committee:

Daniel F. May, Chairman
Bruce G. Allbright
Luella G. Goldberg
Ralph Strangis

TCF COMPARATIVE STOCK PERFORMANCE GRAPH
    The following graph compares the cumulative total stockholder return on TCF Common Stock over the last five fiscal years with the cumulative total return of the Standard and Poor's 500 Stock Index, the SNL Thrift Index and a TCF-selected group of peer institutions over the same period (assuming the investment of $100 in each vehicle on December 31, 1991 and reinvestment of all dividends). The SNL Thrift Index includes every publicly traded thrift institution in the U.S., a total of 428 companies as of December 31, 1996, and provides a context for comparing the TCF-selected peer group to the rest of TCF's industry. The TCF-selected group of peers consists of eleven financial institutions, five of which are thrift institutions and the other six of which are banking institutions. The institutions consist of the following: Charter One Financial, Inc.; Commerce Bancshares, Inc.; FirstMerit Corporation; FirstFed Financial Corp.; First Financial Corporation (WI); First Virginia Banks, Inc.; Provident Bancorp, Inc.; Standard Federal Bancorporation, Inc.; Star Banc Corporation; St. Paul Bancorp, Inc.; and UMB Financial Corporation. All thrift institutions in the peer group are publicly held and, except for two, are among the top 25 nationally in terms of market capitalization, ranging in size from $4 billion to $16 billion in total assets. The banks in the peer group are publicly held and have total assets ranging from $5 billion to $10 billion. With two exceptions, all peer group members are located in the Midwest.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                      THRIFTS
PERIOD ENDING   TCF FINANCIAL CORP.     S&P 500        (ALL)       TCF PEER GROUP
12/31/1991                   $100.00       $100.00       $100.00           $100.00
12/31/1992                    152.64        107.62        140.80            139.51
12/31/1993                    182.83        118.47        176.71            150.53
12/31/1994                    228.34        120.03        174.63            146.21
12/31/1995                    375.95        165.13        271.96            218.62
12/31/1996                    503.66        202.89        354.35            303.50
                                       Index Value

CERTAIN TRANSACTIONS OF TCF DIRECTORS AND OFFICERS

    During 1996, TCF Financial and its "significant subsidiaries" (TCF Bank Minnesota, TCF Bank Illinois, TCF Bank Wisconsin, Great Lakes Bancorp, and TCF Mortgage) did not have any material transactions with directors or executive officers. TCF Bank Minnesota made four loans and extended a letter of credit to affiliated companies owned by William F. Bieber, a nominee for election as a director at the Annual Meeting. The outstanding aggregate indebtedness of these loans exceeded $60,000 in 1996, and are set forth below. Great Lakes Bancorp had a loan transaction with one director in which the outstanding aggregate indebtedness exceeded $60,000 in 1996, which is set forth below. Loans were, however, made to certain family members of directors and executive officers. All loans to these individuals were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, and did not involve more than the normal risk of collectability or present other unfavorable features.

                                                                    LARGEST AMOUNT OF
                                                                       INDEBTEDNESS          AMOUNT
                                                         YEAR         OUTSTANDING IN     OUTSTANDING AT     INTEREST
                                                      ORIGINATED           1996          JANUARY 1, 1997      RATE
                                                     -------------  ------------------  -----------------  -----------
Crosby Manufacturing...............................        1993(1)      $  382,339         $   317,622          8.25%
Crosby Manufacturing...............................        1994(1)      $  279,626         $   236,230          8.25%
Crosby Manufacturing...............................        1994(1)      $  317,223         $   268,818          8.25%
Weather-Rite.......................................        1996(2)      $  127,000                 N/A             N/A
Acrometal Companies................................        1993(3)      $  569,997         $   531,623          8.98%
Mark K. Rosenfeld..................................        1993(4)      $  152,957         $   145,880         7.375%

------------------------

(1) Term Loans

(2) Letter of Credit with a 1% per Annum Fee

(3) Commercial Real Estate Loan

(4) Residential Loan

                                   PROPOSAL 2
                      RATIFICATION OF TCF'S APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board has appointed the firm of KPMG Peat Marwick LLP, independent public accountants, to audit the financial statements of TCF Financial and its subsidiaries for the fiscal year ending December 31, 1997.

    A proposal to ratify the appointment of KPMG Peat Marwick LLP will be presented to the stockholders at the Annual Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they so desire.

    THE TCF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TCF STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

                                   PROPOSAL 3
                             INCREASE IN THE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK

    Article 4 of the Certificate of TCF Financial currently provides that the Corporation is authorized to issue a total of 100,000,000 shares, comprised of 70,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock. The Board recommends that this Article be amended to increase the number of authorized shares which the corporation can issue to 170,000,000 shares, and increase the number of shares of Common Stock to 140,000,000. The number of authorized shares of Preferred Stock will continue to be 30,000,000 shares. It is proposed to amend Article 4.A. of the Certificate as follows (strikeout shows deletion; underline shows addition):
+

    A. Authorized Shares

    The total number of shares of all classes of stock which the Corporation shall have the authority to issue is <#>one hundred million (100,000,000)</#> <*>one hundred seventy million (170,000,000)</*> shares,
    $.01 par value, divided into two classes of which <#>seventy million (70,000,000)</#> <*>one hundred and forty million (140,000,000)</*> shares shall be Common Stock (hereinafter the "Common Stock") and thirty million (30,000,000) shares shall be Preferred Stock (hereinafter the "Preferred Stock"). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding ) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without a separate vote of the holders of Preferred Stock as a class.

    The Board is seeking stockholder approval for this change because Delaware General Corporate Law ("DGCL") provides that approval by a majority of shares entitled to vote is necessary to approve authorization of additional stock. If the stockholders do not approve the proposal it will not become effective.

    REASONS FOR THE PROPOSAL. The Board believes that the number of shares of Common Stock presently available for issuance is not sufficient for possible future corporate activities, including stock dividends and acquisitions. An increase in the number of authorized shares is in the best interests of TCF, to insure there are sufficient shares available for possible future acquisitions, possible stock dividends, stock splits, issuances under employee benefit plans and other general corporate purposes relating to the development and expansion of TCF.

    If additional stock is authorized, the Board would, without further action by the stockholders unless otherwise required by law, regulation or stock exchange rule be able to authorize issuance of the stock at such times, for such purposes and for such consideration as it may deem desirable. The issuance of additional authorized shares could result in the dilution of each existing shareholder's voting power, and could, depending upon a variety of factors, have the effect of diluting the earnings per share or book value per share of outstanding shares of TCF Common Stock. Stockholders of the Company presently have no preemptive rights to acquire authorized but unissued shares of TCF and the proposed Amendment to the Certificate will not create any preemptive rights.

    ANTI-TAKEOVER PROVISIONS. The issuance of additional shares of Common Stock might have anti-takeover effects by diluting the voting power of a person seeking to acquire TCF, but this is not the purpose of the increased authorization and the Board has no present intention of issuing Common Stock for such purpose. The Articles and Bylaws of TCF presently contain the following provisions which could be considered to have an anti-takeover effect: (i) change-in-control provisions; and (ii) limitations on acquisition of control. These provisions are explained below.

    CHANGE-IN-CONTROL PROVISIONS. On April 19, 1995, the shareholders of TCF approved the TCF Financial 1995 Incentive Stock Program (the "Program"). The purpose of the Program is to attract and motivate outstanding officers and employees capable of ensuring the future success of TCF and its subsidiaries, by providing them with an opportunity to acquire TCF Common Stock. The Program provides that, upon the occurrence of certain events that would constitute a "change in control," all outstanding awards will either become fully exercisable or fully vested. Under the Program, a "change in control" occurs when any "person" as defined in Sections 13(d) and 14 (d) of the Exchange Act is or becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of securities of TCF Financial representing 30% or more of the combined voting power of TCF Financial's then outstanding securities. A change in control is also defined as any two consecutive year periods in which there ceases to be a majority of the Board whose nomination for election by TCF Financial's shareholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved. Lastly, a change in control would occur if the

------------------------
+ FOR EDGAR FILING, LANGUAGE THAT WILL BE ADDED IS PRECEDED BY A "<*>" AND
  FOLLOWED BY A "</*>". LANGUAGE THAT WILL BE ELIMINATED IS PRECEDED BY A "<#>" AND FOLLOWED BY A "</#>".

shareholders of TCF Financial approve a merger or consolidation of TCF Financial with any other corporation, other than a merger or consolidation which would result in the voting securities of TCF Financial outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of TCF Financial or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of TCF Financial approve a plan of complete liquidation of TCF Financial or an agreement for the sale or disposition by TCF Financial of all or substantially all of TCF Financial's assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.

    Shareholders of TCF also approved a new directors stock grant program in 1996, under which directors of TCF Financial are eligible to receive awards of restricted stock equal in value to three times the total amount of his or her annual retainer. The directors stock program has a change in control provision which is identical to the provision in the Program, and it provides for full vesting of unvested shares upon the occurrence of a change of control (see "COMPENSATION OF TCF DIRECTORS"). The awards of restricted stock made on January 1, 1997 to Mr. Cooper and the other four named executive officers also have a similar change in control provision, which provides for vesting of the restricted shares upon a change in control (see "REPORT OF TCF PERSONNEL/AFFIRMATIVE ACTION COMMITTEE ON EXECUTIVE COMPENSATION -- 1997 RESTRICTED STOCK GRANTS").

    Mr. Cooper has a severance agreement which provides that in the event of a termination of employment (other than for "cause") within 24 months after a change in control, he is entitled to receive the cash value of options or stock he is precluded from receiving as a result of the termination. Certain executive officers also have severance agreements which provide that in the event of a termination of employment due to a change in control, they are entitled to receive the value of stock options and restricted stock forfeited as a result of the termination. (see "EXECUTIVE COMPENSATION -- CHANGE IN CONTROL AND TERMINATION ARRANGEMENTS").

    In the event of a change in control of TCF Financial, the foregoing provisions of the Program, the directors stock grant program, and severance agreements for Mr. Cooper and the other executive officers could result in the vesting of restricted stock or stock options, or vesting of other awards under the Program at a time when they would not otherwise vest or be exercisable. Such vesting or exercisability, together with other anti-takeover provisions included in TCF Financial's Certificate and the accumulation of shares of TCF Common Stock in the 401-(k) Plan and the Executive and Senior Officer Deferred Compensation Plans may have the effect of discouraging a merger, tender offer, or acquisition of stock that would constitute a "change in control." However, the change in control provisions are not intended to increase the amounts payable to participants in the aforementioned stock award provisions, but are designed to ensure that a participant will not, as the result of a change in control, be denied benefits under these stock award programs to which the participant would otherwise have been entitled to receive.

    The Program provides that there will not be any special change-in control vesting for two years after the Program's approval by stockholders unless it is approved in advance by the Committee.

    EXISTING LIMITATIONS ON ACQUISITION OF CONTROL OF TCF FINANCIAL. In addition to approvals from regulatory agencies, there are certain existing provisions of the Certificate of TCF Financial which may make it more difficult to acquire control of TCF Financial. The principal provisions are summarized below.

    TCF Financial's Certificate includes a "Minimum Price" provision which generally requires a business combination with a significant stockholder to meet certain procedural and price conditions, unless it is approved by the Continuing Directors (as defined) or by an 80% vote of the stockholders of TCF Financial who are unaffiliated with the significant stockholder. This could have the effect of discouraging or defeating any two-step takeover attempt not deemed appropriate by the Board.

    TCF Financial's Certificate currently authorizes the issuance of up to 70,000,000 shares of common stock and 30,000,000 shares of preferred stock without further stockholder approval, and authorizes issuance of the preferred shares with less than one vote, one vote, or more than one vote per share. These provisions could be used by the Board to deter a takeover attempt which the Board does not approve by authorizing the issuance of preferred stock with rights and preferences which could impede the completion of such a transaction, or through negotiated sale of such shares to parties friendly to TCF Financial.

    TCF Financial's Certificate requires approval of 80% of the shares eligible to vote at a meeting in order to amend provisions of the Certificate or to amend the Bylaws related to takeover matters.

    TCF Financial has a classified Board, with each class of directors holding office for staggered three-year terms. Cumulative voting is not authorized in the election of directors. These provisions, singly or in combination, could preclude a potential acquirer from changing the membership of the Board over less than a three-year period, or electing one or more directors of its choosing without the cooperation of other significant stockholders.

    TCF Financial's Bylaws set forth procedures concerning a stockholder proposal or a stockholder director nomination for consideration at any annual meeting. See "STOCKHOLDER PROPOSALS" and "INFORMATION ON DIRECTORS AND
NOMINEES -- NOMINATION OF TCF DIRECTORS," respectively, for a discussion of these Bylaws. The advance notice requirement for stockholder proposals, by regulating the introduction of new business at an annual meeting of stockholders, affords the Board the opportunity to consider stockholder proposals and, to the extent deemed necessary or desirable by the Board, respond accordingly. Although the Bylaws do not give the Board any power to approve or disapprove of stockholder proposals, it may have the effect of precluding such proposals if the procedures established by it are not followed and may discourage or deter a third party from conducting a solicitation of proxies in furtherance of such proposals. The advance notice requirement for stockholder director nominations, by regulating such nominations at an annual meeting of stockholders, affords the Board the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, inform stockholders about such qualifications. Although the Bylaws do not give the Board any power to approve or disapprove of stockholder nominations for election of directors, it may have the effect of precluding contests for the election of directors if the procedures established by it are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors.

    TCF Financial's Certificate also provides that a special meeting of stockholders may only be called by a majority of the Continuing Directors. This provision is designed to safeguard provisions of the Certificate and the Bylaws relating to control of TCF Financial by making it more difficult for a stock accumulator to call a special meeting for such purposes as amending the Bylaws or electing new directors. As a result, stockholders may be forced to wait until the next annual meeting to propose matters for stockholder consideration.

    In addition to the measures in TCF Financial's Certificate and Bylaws, as described earlier, the Program contains certain provisions which provide or accelerate benefits to participants in the event of a change in control. These provisions would allow certain management employees of TCF Financial to obtain additional shares of stock, making it more difficult for a potential acquirer to obtain the 80% stockholder approval required for certain business combinations and for amending certain provisions of the Certificate and Bylaws. See "CHANGE-IN-CONTROL PROVISIONS" earlier in the discussion of this proposal. Also, there is a potential anti-takeover impact from accumulation or potential accumulation of TCF Common Stock in the Executive and Senior Officer Deferred Compensation Plans and the TCF Employees Stock Ownership Plan-401(k) ("401-K Plan"). See "SECURITIES OWNERSHIP OF TCF DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS." These plans could have the effect of placing a significant number of shares of TCF Common Stock under the control or influence of employees or directors of TCF Financial or its affiliates. The 401-K Plan owns approximately 7.1% of the outstanding TCF Common Stock as of December 31, 1996. Any concentration of voting power in these plans might be viewed as making it more difficult for an acquirer to effect a change in control.

    The DGCL prohibits a stockholder owning 15% or more of the voting shares of a corporation under Delaware law from engaging in any of a number of transactions with the corporation for three years after the

15% stock ownership is attained, unless the transaction is approved in advance by the board of directors of the corporation or comes within one of the exceptions in the statute. This section of DGCL applies to TCF Financial.

    On May 23, 1989, the Board adopted a Shareholder Rights Plan under which a dividend of one preferred share purchase right for each share of common stock was declared, payable on June 9, 1989, to holders of record on that date. Such rights also attach to shares issued subsequent to June 9, 1989. The rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF Common Stock. This triggering percentage may be reduced to no less than 10% by the Board under certain circumstances. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $180 per share. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either TCF Common Stock or shares in an "acquiring entity" at half of the market value. The Board is generally entitled to redeem the rights at 1 cent per right at any time before they become exercisable. The rights will expire on June 9, 1999, if not previously redeemed or exercised.

    As a result of the foregoing measures, TCF Common Stock may not attract institutional investors or certain other members of the investment community and this could result in a depressed market price and liquidity for TCF Common Stock and/or discourage non-negotiated takeover offers that might have been deemed by stockholders to be in their interests and might have involved offers to purchase TCF Common Stock at a premium over the market price prevailing at the time.

    THE TCF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TCF STOCKHOLDERS VOTE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 70,000,000 TO 140,000,000.

                             STOCKHOLDER PROPOSALS

    Any stockholder wishing to have a proposal considered for inclusion in TCF Financial's 1998 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of TCF Financial no later than November 23, 1997. The Board will review any stockholder proposals which it receives by this date and will determine whether any such proposal should be included in its 1998 proxy solicitation materials. Matters and proposals so presented may be excluded from the 1998 proxy solicitation materials if they fail to meet certain criteria. Stockholders are urged to submit any such proposal by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require TCF Financial to include in its proxy statement and proxy relating to the 1998 annual meeting of stockholders any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

    Any stockholder proposals for the annual meeting which are not presented to TCF Financial for inclusion in its proxy solicitation materials, as described above, must comply with TCF Financial's Bylaws. They require that a stockholder provide notice of any proposal to be submitted at any annual meeting to be delivered to the Secretary of TCF Financial not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs not less than 70 days prior to the date of the meeting, in which event stockholders must deliver such notice not later than the tenth day following the earlier of the day on which notice of the annual meeting was mailed or public disclosure of the meeting date was made. Public disclosure of the date of the Annual Meeting for 1996 was made on February 12, 1997 by distribution of a news release. Notice was also published in the legal notice section of newspapers in Minnesota, Michigan, Wisconsin and Illinois on February 12, 1997. TCF Financial did not receive any notice of any proposal within the requisite period. The Bylaws also provide procedures for stockholders to nominate directors for election at an annual meeting of stockholders. These procedures were discussed earlier in this Proxy Statement. See "ELECTION OF TCF DIRECTORS -- INFORMATION ON DIRECTORS AND
NOMINEES -- NOMINATION OF TCF DIRECTORS."

    The discussion of the Bylaws in this Proxy Statement concerning a stockholder proposal or a stockholder director nomination for consideration at an annual meeting of stockholders is intended to summarize the relevant Bylaws. These summaries are qualified in their entirety by reference to those Bylaws.

                                 ANNUAL REPORT

    TCF FINANCIAL WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED HEREBY A COPY OF ITS 1996 ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC UPON THE WRITTEN REQUEST OF SUCH STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE OFFICE OF CORPORATE SECRETARY, TCF FINANCIAL.

                                 [RECYCLE LOGO]

                                        PROXY

                                         TCF
                                    APRIL 23, 1997
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

To: First Trust National Association as Trustee under the Trust Agreement for the TCF Employees Stock Ownership Plan - 401(k).

    The Trustee named above is hereby instructed to vote (by proxy, in the form solicited by the Board of Directors, or in person) all the shares or fractional shares of common stock of TCF Financial Corporation which are credited to the undersigned's account(s) as of the latest available processing date on or before March 7, 1997, at the Annual Meeting of Stockholders of TCF Financial Corporation to be held on April 23, 1997, or any adjournment thereof, on the items set forth on the reverse hereof, as described in the accompanying Proxy Statement and upon such other business as may properly come before the Annual Meeting including: any matters which the Board of Directors did not know, a reasonable time before mailing this solicitation, would be presented at the Annual Meeting; approval of minutes of the prior annual stockholders meeting; election of any person as director in place of a nominee who is unable to serve or who for good cause will not serve; and matters incident to the conduct of the Annual Meeting. Voting rights will be exercised by the Trustee as directed, provided instructions are received by the Trustee by April 18, 1997. This proxy may be revoked only by a written revocation or a new proxy card received by the Trustee on or before April 18, 1997. Under the TCF Employees Stock Ownership Plan - 401(k), the Advisory Committee, consisting of the Personnel/Affirmative Action Committee of the Board of TCF Financial Corporation, has authority to direct the Trustee as to voting of shares as to which no instructions are received by April 18, 1997.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE. BY LAW, YOUR VOTE IS CONFIDENTIAL.

                     (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                  (SEE REVERSE SIDE)

[LETTERHEAD]


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of TCF Financial Corporation ("TCF Financial" or "TCF") which will be held at the Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, on April 23, 1997, at 10 a.m. local time.

At the Annual Meeting you will be asked to elect five directors to the Board; ratify the Board's choice of independent public accountants; and to increase the number of authorized shares of TCF Financial Corporation common stock from 70,000,000 to 140,000,000.

Your vote is important, regardless of the number of shares you own. On behalf of the Board, I urge you to sign, date and return the attached proxy card as soon as possible, even if you plan to attend the Annual Meeting. If you receive more than one proxy card, because you have multiple accounts with TCF Financial common stock, please complete, sign, date and return each proxy card so that all your shares will be voted. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

                   Sincerely,

                   /s/ William A. Cooper

                   William A. Cooper
                   Chairman and Chief Executive Officer



/X/ Please mark
    votes as in
    this example

    UNLESS OTHERWISE INDICATED, ALL SIGNED PROXY CARDS RECEIVED BY THE TRUSTEE WILL BE VOTED "FOR" ALL NOMINEES FOR ELECTION AS DIRECTORS AND "FOR" ALL PROPOSALS REFERRED TO HEREIN. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL PROPOSALS.

    1.  Election of Directors                                                                           FOR    AGAINST    ABSTAIN
    NOMINEES:  Bruce G. Allbright, Robert J. Delonis,      2.  Appointment of KPMG Peat Marwick         / /      / /        / /
    John M. Eggemeyer III, Daniel F. May, William F.           LLP as independent public account-
    Bieber                                                     ants for 1997
                   FOR            WITHHELD
                   / /              / /                    3.  Approve the increase in the number       / /      / /        / /
                                                               of authorized shares of common stock
                                                               from 70,000,000 to 140,000,000.


    / /
       ------------------------------------------
         For all nominees except as noted above
                                                                                                              MARK HERE     / /
                                                                                                             FOR ADDRESS
                                                                                                              CHANGE AND
                                                                                                             NOTE AT LEFT

                                                           The shares represented by this voting instruction card will be voted on a confidential basis as directed by the participant.  If no signed proxy card is received by April 18, 1997, however, the shares under the TCF
                                                           Employees Stock Ownership Plan - 401(k) will be voted as directed by the
                                                           Advisory Committee of the Plan.  This proxy may be revoked only by a written revocation or a new proxy card received by the Trustee on or before April 18, 1997.

                                                           NOTE: Please sign as name appears hereon.


                                                 Signature                               Date
                                                           ------------------------------     -------------


                                         TCF
                                    APRIL 23, 1997
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints William A. Cooper and Gregory J. Pulles, or either of them, as proxies with full power of substitution, to vote all shares of common stock of TCF Financial Corporation of record in the name of the undersigned at the close of business on March 7, 1997, at the Annual Meeting of Stockholders of TCF Financial Corporation to be held April 23, 1997, or any adjournment thereof, hereby revoking all former proxies, on the items set forth on the reverse side hereof, as described in the accompanying Proxy Statement and upon such other business as may properly come before the Annual Meeting including: any matters which the Board of Directors did not know, a reasonable time before mailing this solicitation, would be presented at the Annual Meeting; approval of minutes of the prior annual stockholders meeting; election of any person as director in place of a nominee who is unable to serve or who for good cause will not serve; and matters incident to the conduct of Annual Meeting.

                     (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

[LETTERHEAD]


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of TCF Financial Corporation ("TCF Financial" or "TCF") which will be held at the Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, on April 23, 1997, at 10 a.m. local time.

At the Annual Meeting you will be asked to elect five directors to the Board; ratify the Board's choice of independent public accountants; and to increase the number of authorized shares of TCF Financial Corporation common stock from 70,000,000 to 140,000,000.

Your vote is important, regardless of the number of shares you own. On behalf of the Board, I urge you to sign, date and return the attached proxy card as soon as possible, even if you plan to attend the Annual Meeting. If you receive more than one proxy card, because you have multiple accounts with TCF Financial common stock, please complete, sign, date and return each proxy card so that all your shares will be voted. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

                   Sincerely,

                   /s/ William A. Cooper

                   William A. Cooper
                   Chairman and Chief Executive Officer



/X/ Please mark
    votes as in
    this example

    UNLESS OTHERWISE INDICATED, ALL SIGNED PROXY CARDS RECEIVED WILL BE VOTED "FOR" ALL PROPOSALS REFERRED TO HEREIN. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL PROPOSALS.


    1.  Election of Directors                                                                           FOR    AGAINST    ABSTAIN
    NOMINEES:  Bruce G. Allbright, Robert J. Delonis,      2.  Appointment of KPMG Peat Marwick         / /      / /        / /
    John M. Eggemeyer, III, Daniel F. May, William F.          LLP as independent public account-
    Bieber                                                     ants for 1997
                   FOR            WITHHELD
                   / /              / /                    3.  Approve the increase in the number       / /      / /        / /
                                                               of authorized shares of common stock
                                                               from 70,000,000 to 140,000,000.


    / /
       ------------------------------------------
         For all nominees except as noted above
                                                                                                              MARK HERE     / /
                                                                                                             FOR ADDRESS
                                                                                                              CHANGE AND
                                                                                                             NOTE AT LEFT

                                                           NOTE: Please sign as name appears hereon. In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by a duly authorized officer. For partnerships, please sign in partnership name by authorzied person.

Signature                         Date           Signature                          Date
         -------------------------     ----------          -------------------------     ----------
